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ITEM 1123 ANNUAL STATEMENT OF COMPLIANCE
EMC MORTGAGE CORPORATION
The undersigned officers of EMC Mortgage Corporation ("EMC") as servicer pursuant to the Prime Mortgage Trust 2007-2 (the "Agreement") hereby certify that:
1. A review of EMC's activities during the period from and including
January 1, 2007 through and including December 31, 2007 (the
"Reporting Period") and EMC's performance under the Agreement has been made under my supervision.
2. To the best of my knowledge, based on such review, EMC has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.
IN WITNESS WHEREOF, the undersigned has duly executed this Certificate this 12
th
day of March 2008.
By: /s/ David B. Little /s/ William Glasgow Jr.
David B. Little William Glasgow Jr.
Executive Vice President Executive Vice President
Default Administration
Enterprise Operations Services

/ s / J e n n a K e m p
J e n n a K e m p
Executive Vice President
Investor Administration